Exhibit 99.1


        Golden River Resources Advances Slave Craton Projects


    MELBOURNE, Australia--(BUSINESS WIRE)--Sept. 18, 2006--Golden River Resources Ltd, (OTCBB:GORV), a Delaware Corporation specializing in gold exploration, is pleased to provide the following update regarding its exploration properties within the Slave Craton Nunavut, Canada.
    Golden River Resources ("Golden River") has an arrangement with Tahera Diamond Corporation ("Tahera"), to explore for gold and base metals on the Tahera ground in the Contwoyto Lake area, proximal to the Lupin Mine and the High Lake Volcanic Belt, in the Hood River area within the Slave Craton of Nunavut in Canada.
    In late July 2006, Golden River mobilized equipment and personnel to further prospect, assess and evaluate the Contwoyto Lake and Hood river area. The work program was to follow up Golden Rivers' highly successful 2004 examination with a focus on highlighting key areas for drilling in the planned winter drill program.
    During this summer field program, 901 samples were taken and several areas were targeted as key regions for future work based on current geological modelling, the re-assessment of historical work and sample results from the 2004 program. All samples were sent for preparation and analysis by Acme Analytical Laboratories Ltd. Samples will be analysed with a 36 element geochemical procedure and gold Fire Assays will be conducted where warranted. All 2006 assay results are due by mid October 2006 due to the backlog in assay laboratories in Canada.
    The field program and sampling was under the direct supervision of Bruce Goad, PGeo, a Qualified Person under NI 43-101.

    Contwoyto Lake Area

    Numerous new zones of banded iron formations were identified in this summers' program. Principle areas within the property include thick sequences of banded iron formation with strike lengths of over several kilometres. With the use of recent airborne geophysical surveys and new structural data, Golden River has outlined favourable gold-bearing deformation zones of the iron formation that appear similar to the nearby Lupin Mine. Assay results are due by mid October 2006.

    Hood River Area

    Several areas within the High Lake area returned favourable gold, up to 33 g/t, from our sampling program in 2004.
    Several prospective zones were re-examined however, the Penthouse area became the main focus of the 2006 Hood River assessment. Here, a large 3 kilometer zone of sheared and brecciated silicious basalts and sediments occurs that may be analogous to the nearby Ulu deposit. Mineralization is abundant and appears structurally controlled. Assay results are due by mid October 2006.
    Golden River is very encouraged by the 2006 exploration program which was successful in finding new locations of strong mineralization this field season. Following the field investigation program, the characteristics and prospectivity of the Penthouse zone are better understood and the area presents an excellent drill target. Our planned drill program is expected to take place during the 2006-2007 winter months.

    About Golden River Resources Ltd

    Golden River is a Delaware corporation that is focussing its activities in the mining and exploration industry. Golden River has entered into an arrangement with Tahera Corporation ("Tahera"), a Canadian diamond explorer, to explore for gold and base metals on Tahera's ground in the Slave Craton of northern Canada. Through its wholly owned subsidiary, Golden Bull Resources, the Company also has highly prospective properties within the Committee Bay Greenstone Belt, Canada. Golden River is continuing to investigate opportunities in the industry for investment and or other types of participation. For further information please visit our website at www.goldenriverresources.com.

    Forward-Looking Statements

    Forward-looking statements in this press release are made pursuant to the "safe harbour" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of gold prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company's business is set forth in the Company's fiscal 2005 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.


    CONTACT: Golden River Resources Ltd
             Peter Lee, 011 613 8532 2860
             Fax: 011 613 8532 2805
             peter@goldenriverresources.com